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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of August 20 1998 between HOME RETAIL HOLDINGS, INC., a Delaware corporation (the "Company"), and GLENN KAAS, a resident of the State of Georgia ("Employee").

         WHEREAS, the Company desires to employ Employee as the Chief Executive Officer ("CEO") and President of the Company, and Employee desires to be employed by the Company; and

         WHEREAS, Company and Employee desire to set out in writing the terms of Employee's employment with the Company.

         NOW, THEREFORE, in consideration of the employment of Employee by the Company, and the premises and mutual covenants and agreements herein contained, the parties hereto agree as follows:

                  Definitions.

                           "Affiliate" shall mean an individual, any spouse,
parent, sibling, or child of such individual, or a corporation, any corporation controlling such corporation, any corporation controlled by such corporation, or any shareholder or shareholders, individually or collectively, in control of such corporation.

                           "Aropi" means Aropi, Incorporated, an Iowa
corporation.

                           "Base Salary" is defined in Section 3(a).

                           "Board" means the Board of Directors of the Company.

                           "Cause" means during the Term of Employee's
employment pursuant to this Agreement one of the following has occurred: (i) Employee has committed a felony not involving the use of a motor vehicle or has been imprisoned following conviction of a felony involving the use of a motor vehicle, (ii) defalcation of fraudulent conduct by Employee, (iii) Employee has committed or engaged in willful misconduct or gross negligence in the performance of his duties to the Company, (iv) failure by Employee to devote his full business time and attention to his duties hereunder (other than any such failure resulting from Employee's incapacity due to Disability), or (v) willful breach of one or more material express obligations under this Agreement by Employee, provided that any such act results in a material injury to the Company. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" if it was done, or omitted to be done, in good faith and with reasonable belief that such act or omission was in, or not opposed to, the best interest of the Company. The Cause shall be stated specifically in the notice of termination given pursuant to Paragraph 8(a).

                           "Change of Control" means the date on which the
Stockholders (as defined in the Tag-Along Agreement) as of the date hereof have collectively transferred 50% or more of the Shares of the Company to persons other than their Affiliates.

                           "Termination Date" shall mean the date that the
Employee ceases to be employed by the Company regardless of whether or not the Employee's employment is terminated without Cause or for Good Reason pursuant to Paragraph 6(1) below.

                           "Disability" shall exist if because of ill health,
physical, or mental disability, or any other reason beyond his control, and notwithstanding reasonable accommodations made by the Company, the Employee shall have been unable, unwilling or shall have failed to perform his duties under this Agreement, as determined in good faith by the Company's Board of Directors, for a period of 120 consecutive days, or if, in any 12-month period, the Employee shall have been unable or unwilling or

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shall have failed to perform his duties for a period of 180 days, irrespective of whether or not such days are consecutive.

                           "Good Reason" means (i) any instruction or directive
of the Board of Directors of the Corporation which does not result from facts or circumstances which would allow the termination of Employee for Cause and which has the effect of substantially eliminating the duties, responsibilities and authority of Employee or scope of the position, but only, however, to the extent that (a) the Employee has notified the Company in writing of the substantial elimination, specifying in reasonable detail the nature of the substantial elimination and stating that the substantial elimination is grounds for Good Reason, and (b) the Company has failed to cure the substantial elimination within 60 days after the notice is sent or given under this Agreement, or (ii) the occurrence of a Change of Control.

                           "Offering" is defined in the Stock Purchase
Agreement.

                           "Offering Price" is defined in the Stock Purchase
Agreement

                           "Option Term" means for a period of three years from
the date hereof, if the Offering occurs within six months from the date hereof. If the Offering occurs after six months from the date hereof, then the Option Term shall mean a period of three years from the date of the Offering.

                           "Shares" means any and all common and/or preferred
shares of stock of the Company issued and outstanding (including any options or warrants in regard thereto).

                           "Stock Purchase Agreement" means that certain Stock
Purchase Agreement dated the date hereof by and among the Company, the Employee and Aropi, Incorporated, an Iowa corporation.

                           "Tag-Along Agreement" means the Tag-along Agreement
dated as of the date hereof among the Company and certain Stockholders, including without limitation, Employee.

                  Term And Duties.

                  For a period of three years from the date from the date of this Agreement (the "Term"), Employee shall serve the Company as CEO and President, and shall have such duties as set forth in the Bylaws of the Company, and as may be assigned to Employee from time to time by the Board. Employee shall perform his duties hereunder, and shall report directly to the Board.

                  For so long as Employee is employed by the Company, Employee agrees (i) to devote substantially all of his time, energy, and skill necessary or appropriate with respect to the performance of the duties of his employment (vacations allowable under this Agreement and absences due to illness excepted), and (ii) not to engage directly or indirectly in any other active employment (other than pursuant to this Agreement) without the prior written consent of the Board.

                  Compensation And Benefits.

                  During the Term and subject to the terms and conditions of this Agreement:

                           Employee shall receive a base salary of (i) $105,000
for the first 12 months, (ii) $115,500 for the second 12 months, and (iii) $127,050 for the third 12 months (pro rated for periods of less than 12 months) paid in arrears in accordance with the Company's normal payroll and withholding procedures (collectively, "Base Salary").

                           Employee's Base Salary shall be subject to review and
adjustment by the Board on each yearly anniversary date of this Agreement during the Term; provided, however, that during the Term, Employee's Base Salary may be increased (but not decreased) from the amounts set forth above at the discretion of the Board.


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                           Employee shall be eligible for a bonus each year
during the Term as may be determined by the Board in its sole discretion as of the end of the Company's fiscal year, based on an evaluation of the Company's performance during the past twelve months and Employee's contribution to that performance.

                           Employee shall be entitled to all State of Georgia,
federal and Company-established holidays and 30 business days of vacation per calendar year.

                           Employee and members of his immediate family shall be
entitled to participate, at the Company's expense, in the hospitalization, health and accident, and major medical coverage plan adopted by the Company. Employee shall also be entitled to any and all other benefit packages and plans as are made generally available to other employees, officers or directors of the Company, on terms not less favorable than the terms available to other employees, except as may be limited by applicable law or regulation, and such benefits shall be proportionate to salary to the extent such allocation method applies among other employees, including but not limited to any officer and/or directors liability insurance the Company may purchase.

                           In addition to Employee's Base Salary, Employee shall
receive, $700.00 per month for an automobile allowance ("Car Allowance"). Any mileage incurred for the benefit of the Company will also be reimbursed by the Company to the Employee at the mileage allowance equal to that set forth in the Internal Revenue Code of 1986, as amended (or any successor Code) ("Mileage Allowance"). The Car Allowance shall be paid with the Employee's Base Salary. The Mileage Allowance shall be repaid the same as any other Company Expense incurred and as provided for in Paragraph 4 below.

                           If the Offering (as defined in the Stock Purchase
Agreement) has occurred, then within 180 days of the Conversion Date, the Company will develop a stock option plan which will grant to the Employee options to purchase additional shares of the Company's stock of not less than 5% of the issued and outstanding shares of the Company as of the Conversion Date on a fully diluted basis. The terms and conditions of the options shall be on terms and conditions customary for Chief Executive Officers similarly employed as Employee and predicated either (i) on reasonable financial pre-tax earnings and/or net operating income before tax or (ii) a business plan the Company is to attain during each of the three years of the Employee's employment. The stock option plan shall be developed in consultation with an independent third party specializing in the development of stock option incentive programs for executives of publicly traded companies.

                  Signing Bonus.

                  In addition to the compensation set forth in Section 3 above, the Employee shall be:

                  (a) paid the amount of $125,000 in twelve (12) consecutive equal monthly payments of $10,416.66, commencing 60 days from the date hereof in accordance with the normal payroll practice of the Company (the "Signing Bonus Compensation").

                  (b) granted during the Option Term an option by the Company to purchase an aggregate of five thousand (5000) shares of the voting common stock of the Company at a purchase price per share equal to the Offering Price (the "Option").

                           The Employee may exercise this Option at any time
during the Option Term by delivering written notice of the exercise to the Company, specifying the number of Shares to be purchased and the Purchase Price to be paid therefor and accompanied by payment in full. Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment. The Employee may purchase less than the number of Shares subject to the Option, provided that no partial exercise of the Option may be for any fractional Share or for less than ten (10) whole Shares.


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                           The Option shall be in the form similar to the
Company's Common Stock Purchase Warrant attached hereto as Exhibit A" and incorporated herein by reference.

                  Reimbursement of Employee Expenses.

                  The Company recognizes that Employee, in connection with the services to be performed by him for the Company, will be obliged to expend monies for travel, entertainment of customers, and similar business expenses. The Company agrees to reimburse Employee for all reasonable travel, entertainment, and miscellaneous expenses incurred in the conduct of the business of the Company. In order for Employee to receive reimbursement from the Company for the foregoing expenses he must submit receipts for said expenses to the Company not less often than monthly. In addition thereto, Employee must submit a written itemized statement as to the nature of the expenses or follow such other policy or procedures that the Company may adopt from time to time. Employee shall be reimbursed in accordance with such policy and practice following Employee's submission of bills to the Company. In addition, the Company may issue to Employee credit cards which employee shall use solely in furtherance of the business of the Company pursuant to this Agreement. The expenses shall be paid directly to the credit card companies by the Company. Employee shall submit to the Company a detailed written statement as to the nature of the charges and shall submit to the Company a detailed list of persons entertained and the company or companies such persons are associated with in connection with such entertainment expense. Should Employee fail to provide such documentation within a reasonable time following receipt of the credit card bill from the credit card issuer, the Company may deduct the amount of any undocumented charges from any amounts due Employee by the Company. Should the Board review and disapprove of any expenses incurred by the Employee, the Company may deduct the amounts of any disapproved expenses from any amounts due Employee by the Company. No expenses shall be disapproved if 1) such expenses were reasonable in nature and amount, 2) such expenses were incurred in compliance with any policies adopted by the Board, and 3) such expenses were documented as provided herein.

                  Records; Non-Competition.

                           All records, notes, correspondence, files, memoranda,
                  reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, data, apparatus, and like items, and all copies thereof, relating to the Company's Business, confidential information, or trade secrets that are prepared by Employee, are disclosed to Employee, or come into Employee's possession, shall be and remain the sole and exclusive property of the Company. Employee agrees, at the end of the Term, or at any other time upon the Company's request, to promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee's possession, custody, or control, and any other property belonging to the Company.

                           Employee acknowledges that as the President of Aropi,
                  the Employee has had access to a substantial portion of the proprietary and confidential information of the business of Aropi, including its trade secrets and business plans; the benefits to the Company's shareholders for their purchase of Aropi's stock would be denied if it were not for the protections set forth in this Paragraph 5; and during the course of his employment with the Company pursuant to this Agreement, the Employee will continue to receive and have access to the proprietary and confidential information of the Company, and he will also receive and have access to confidential financial information and proprietary information relating to the operations and business of the Company. Accordingly the Employee is willing to enter into the covenants described in Paragraph 5(c) below, in order to provide the Company with reasonable protection for those interests.

                           The Employee hereby agrees that, from the date hereof
                  to and until the first anniversary of the Termination Date, the Employee shall not, directly or indirectly:


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                           1. As a stockholder of any corporation or partner of
                           any partnership or as an owner, investor, principal or agent, or in any other manner, engage in any business which competes within ten miles of any Company store open at the Termination Date.

                           2. solicit, induce, influence or attempt to influence, or cause any business, firm, or corporation which directly competes with the Company to solicit, induce, influence or attempt to influence, the employment of any key employee(s) of the Company;

                           3. engage in, be employed by or participate, directly or indirectly, in the operation or management of any business which competes with the Company on the Termination Date;

                  Notwithstanding anything contained herein to the contrary, the ownership, in the aggregate, of less than 5% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the over-the-counter market shall not constitute a violation of this Paragraph 5.

                  This Paragraph 5 is not intended to, and shall not preclude Employee from working for any company that is not a specialty cookware store (such as a department store that may sell similar products, but is not solely a specialty cookware store), nor is this Paragraph 5 intended to or shall it preclude the Employee from working for any entity which, either directly or indirectly, owns or manages a specialty cookware store as long as Employee does not participate in any day-to-day activities or management of the company's subsidiaries, divisions, etc., as the case may be.

                           The covenants contained in Paragraph 5(c), above, are
                  intended to be separate and severable and enforceable as such.

                           The Employee hereby agrees that in the event of any
                  offer of employment or if any other proposal or arrangement for employment is made to the Employee by any third party or parties which could reasonably be anticipated to give rise to a breach of one or more of the covenants contained in Paragraph 5(c) above he will immediately inform the third party or parties of the existence of the covenants contained herein.

                           The Employee hereby specifically acknowledges that
                  the agreements contained in this Paragraph 5 are reasonable under the circumstances and in light of the reasons enumerated in Paragraph 5(b), above. Nevertheless, to the extent that any obligation to refrain from competing within a geographic area, for a period of time, or with respect to a particular scope of commerce, is held by a court of competent jurisdiction to be invalid or unenforceable, such obligation shall be deemed modified to the extent necessary to render it enforceable, and the obligations imposed by Paragraph 5 shall be fully enforced as so modified.

                  Termination.

                           Termination for Cause. The employment of Employee
under this Agreement may be terminated prior to the end of the Term or any renewal term hereof immediately by the Company for Cause upon notice of termination served personally or in accordance with Paragraph 8(a) hereof, such Cause being specified in the notice. In the event that Employee is terminated by the Company for Cause, Employee shall only be entitled to salary accrued hereunder and unpaid as of the date of such termination.


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                           Termination for Disability. The employment of
Employee under this Agreement may be terminated prior to the end of the Term by the Company in the event of Employee's Disability upon notice of termination served personally or in accordance with Paragraph 8 hereof, such Disability being specified in the notice. In the event that the Company delivers to Employee a notice of termination for Disability, such notice will be effective on the 15th day following delivery thereof. Upon the termination of this Agreement due to the Employee's Disability during the Term, the Company shall pay to the Employee a lump sum equal to 1 year of salary otherwise due hereunder reduced by the amount of income that the Employee is entitled to receive for such period pursuant to any Company sponsored disability income insurance contract.

                           Termination Without Cause: Resignation for Good
Reason. The Company may terminate Employee's employment without Cause subject to this Paragraph 6(c). At such time that a Change of Control has occurred, Employee shall have the right at any time within six (6) months after the occurrence of the Change of Control, to terminate and cancel this Agreement with no liability whatsoever for his termination of this Agreement, which termination shall constitute a Good Reason. If during the Term, (i) the Employee's employment is terminated by the Company without Cause and not for Disability, or
(ii) the Employee voluntarily terminates his employment during the Employment Period for Good Reason, then the Company shall pay the Employee in one lump sum, a sum of money equal to the Base Salary he would have earned during the succeeding 12 months from the Termination Date (plus any and all payments due and owing in regard to the Signing Bonus Compensation) and shall reimburse the Employee for any expenses incurred pursuant to Paragraph 4 hereof before the Termination Date, within thirty (30) days of the date of termination.

                           Survival of Obligations. The obligation of the
Company to pay any amounts to Employee remaining unpaid at the Termination Date of this Agreement shall survive the termination of this Agreement under this Paragraph 6.

                  Severability. If any part of this Agreement is for any reason found to be unenforceable, then all other parts of it nevertheless shall remain enforceable.

                  Miscellaneous.

                           Communications. Unless otherwise specified, whenever
this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, that communication must be in writing (which may be by telecopy) to be effective and is deemed to have been given if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be promptly confirmed promptly by telephone; but any requirement in this parenthetical does not affect the date when the telecopy is deemed to have been delivered, if by certified or registered mail, on the third business day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service with a return receipt requested, or if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and fax number) for the Company and Employee are:

           Employee:                          Mr. Glenn Kaas
                                              4135 Station Mill Court
                                              Norcross, Georgia 30092
                                              Telecopy:  (770) 448-9758

           with a copy to:                    Jack K. Holland, Esq.
                                              Arnall Golden & Gregory
                                              2800 One Atlantic Center
                                              1201 West Peachtree Street
                                              Atlanta, Georgia 30309-3450
                                              Telecopy:  (404) 873-8611


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           Company:                           Home Retail Holdings, Inc.
                                              535 Madison Avenue, 19th Floor
                                              New York, NY 10022
                                              Attn:  David E. Danovitch, Esq.
                                              Telecopy:  (212) 508-6501

           with a copy to:                    William E. Sudow, Esq.
                                              Brown & Wood
                                              815 Connecticut Avenue, N.W.
                                              Suite 701
                                              Washington, D.C. 20006
                                              Telecopy: (202) 223-0485

                  Relocation. Notwithstanding anything contained herein, Employee shall not be required to relocate his home or be employed outside of Metropolitan Atlanta.

                  Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties. This Agreement may not be modified, amended, or otherwise changed in any manner except by a writing executed by the parties hereto. This Agreement may be executed in a number of identical counterparts (including counterparts or signature pages executed and transmitted by telecopy) with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instruments

                  Binding Effect. This Agreement binds and inures to the benefit of the Company, Employee, and their respective heirs, devisees, personal representatives, permitted successors, and permitted assigns.

                  Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. Either party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement.
                  Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

                  Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

                  Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Georgia.

                  Assignment. This Agreement, and the rights accruing hereunder, may not be assigned by either party without the prior written consent of the other party.

                  Other References. Unless otherwise specified (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) paragraph and exhibit references are to paragraphs in and exhibits attached to this Agreement, (e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in this Agreement, (h) references to any person include that person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any law include every amendment or supplement to it, rule and regulation adopted under it, and successor or


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replacement for it, and (j) references to any document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

                  EXECUTED as of the date first stated above.



                                                  /s/ GLENN KAAS
                                                  --------------
                                                  Glenn Kaas



                                                  HOME RETAIL HOLDINGS, INC.


                                                  By: /S/ DAVID DANOVITCH
                                                  -----------------------
                                                  Name:
                                                       ------------------
                                                  Title:
                                                        -----------------